Exhibit 4.3

FIRST AMENDMENT TO
THE THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Amendment”) is effective as of the 2nd day of April, 2021.

RECITALS

WHEREAS, Femasys Inc. (the “Company”), the Investors and the Designated Holders are parties to the Third Amended and Restated Investor Rights Agreement dated as of January 6, 2017 (the “IRA”);

WHEREAS, the Company, the Investors and the Designated Holders desire to amend the IRA pursuant to the terms of the IRA;

WHEREAS, pursuant to Section 6.5 of the IRA, the IRA may be amended or modified only upon written consent of (i) the Company and (ii) holders of at least a majority of the outstanding Registrable Securities; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the IRA.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and holders of at least a majority of the outstanding Registrable Securities agree as follows:

1. Amendment to the Section 2.11 of the IRA. Section 2.11 of the IRA is hereby amended by deleting Section 2.11 in its entirety and replacing it with the following:

“2.11 Market Stand-Off Agreement. If requested by an underwriter, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(a) such agreement shall apply only to the Company’s Initial Offering; and

(b) all officers and directors of the Company and holders of at least two percent (2%) of the Company’s voting securities enter into and remain bound by similar agreements.”

2.            Ratification. Except as specifically set forth in this Amendment, all provisions of the IRA shall be unmodified and shall remain in full force and effect. The IRA, as amended by this Amendment, is hereby ratified and confirmed.